Exhibit 11
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                          Pinnacle Entertainment, Inc.
                        Computation of Per Share Earnings

                                                                              For the three months ended March 31,
                                                                    -----------------------------------------------------
                                                                             Basic                      Diluted (a)
                                                                    ------------------------      -----------------------
                                                                      2002            2001          2002           2001
                                                                    --------        --------      --------       --------
                                                                      (in thousands, except per share data - unaudited)
Average number of common shares outstanding                           25,444         26,288         25,444        26,288
Average common shares due to assumed conversion of
      stock options                                                        0              0            115           278
                                                                    --------        -------       --------       -------
Total shares                                                          25,444         26,288         25,559        26,566
                                                                    ========        =======       ========       =======

Net loss before cumulative change in accounting principle           ($ 2,298)       ($2,121)       ($2,298)      ($2,121)
Cumulative change in accounting principle, net of taxes               56,704              0         56,704             0
                                                                    --------        -------       --------       -------
Net loss                                                            ($59,002)       ($2,121)      ($59,002)      ($2,121)
                                                                    ========        =======       ========       =======

Per share loss before cumulative change in accounting principle       ($0.09)        ($0.08)        ($0.09)       ($0.08)
Per share cumulative change in accounting principle, net of taxes      (2.23)          0.00          (2.23)         0.00
                                                                    --------        -------       --------       -------
Per share loss                                                        ($2.32)        ($0.08)        ($2.32)       ($0.08)
                                                                    ========        =======       ========       =======

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(a)  When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.